Exhibit 99.1

Tri-S Security Announces Results

For the Quarter Ended March 31, 2006

ATLANTA – Tuesday, May 16, 2006 – Tri-S Security Corp. (NASDAQ: TRIS), a provider of security services and equipment for government and private entities, today announced its results of operations for the quarter ended March 31, 2006.

Highlights of the first quarter of 2006 compared to the fourth quarter of 2005 include the following:

•                  Gross profit for the first quarter of 2006 improved to $1,999,000 from $1,376,000 in the fourth quarter of 2005.

•                  Gross margin percentage improved to 11.5% during the first quarter of 2006 compared to 7.6% in the fourth quarter of 2005.

•                  EBITDA, as adjusted improved to a loss of approximately $450,000 compared to a loss of approximately $1.6 million in the fourth quarter of 2005 (as defined in the reconciliation table below).

•                  Selling, general and administrative costs (SG&A) decreased by $386,000 from the fourth quarter of 2005 to $2,990,000 for the first quarter of 2006.

•                  Operating loss decreased $1,057,000 from the fourth quarter of 2005 compared to the first quarter of 2006.

•                  Net loss improved by $661,000 from the fourth quarter of 2005 to the first quarter of 2006.

Other significant developments during the first quarter of 2006 include the following:

•                  Paragon Systems, Inc., a wholly-owned subsidiary of Tri-S Security, and its affiliates were awarded five new contracts during 2006 worth an estimated $62 million in revenue over a five year period.

•                  Tri-S Security signed a contract to sell a building in Broward County, Florida for $775,000. The net proceeds from the building sale will be used to reduce debt.

“Since Tri-S started its operations approximately two years ago, our plan was to grow the business organically and through acquisition to become a significant player in the security services industry. During 2005, we made significant investments and changes in our operating infrastructure to be able to grow our business including moving our Paragon subsidiary’s offices to the Washington, D.C. area and revamping and upgrading our management team,” said Ronald Farrell, CEO, Tri-S Security Corp. “The progress made in the first quarter of 2006 demonstrates that our strategy is working. We have reduced our costs and won new business which will drive profits in the future. I am optimistic about where we are and our ability to win new business and grow our revenue during the remainder of 2006 and beyond.”

Revenue for the first quarter of 2006 increased $9.4 million to $17.4, or 118%, compared to revenue of $8.0 million for the same period of 2005. The increase in revenue is primarily attributable to Tri-S Security’s acquisition of Cornwall in October 2005.

The operating loss for the first quarter of 2006 was ($1,222,000) compared to an operating loss for the same period of 2005 of ($330,000). The increase in operating loss primarily resulted from the approximate $2.3 million increase in selling, general and administrative costs incurred by Tri-S Security’s corporate office and the costs incurred by Cornwall. During the first quarter, Tri-S Security worked toward growing revenues by signing additional contracts and also took measures to reduce costs.

Income from Paragon’s equity interest in Army Fleet Services, LLC, was $276,000 in the first quarter of 2006 compared to $634,000 in the first quarter of 2005.

Interest expense was $1,082,000 for the first quarter of 2006 compared to $315,000 for the same period of 2005. The increase is primarily due to the interest with respect to the term loans and factoring facility with Tri-S Security’s lenders and the 10% convertible notes issued in conjunction with the Cornwall acquisition. During the first quarter of 2006, the outstanding balance on the factoring facility was greater than the amount allowed by the credit agreement. Therefore, Tri-S Security incurred default interest rates and fees on the amounts outstanding under the factoring facility and term loans.

The net loss for the first quarter of 2006 was ($1,265,000) compared to ($46,000) for the same period of 2005. The increase in the net loss for the first quarter of 2006 was primarily attributable to increases in general and administrative costs. The basic and diluted loss per share for the first quarter of 2006 was ($0.38) compared to ($0.02) for the same period of 2005.

“With the improved results from the first quarter, the new business we have been awarded and the transactions we have announced that we anticipate will reduce our debt, we are executing our strategy to be a leader in the security industry,” said Ronald Farrell. “Compared to the fourth quarter of 2005 we improved our overall numbers and feel that this trend should continue throughout 2006. During the first quarter, we successfully increased our EBITDA as adjusted, raised our gross margins and lowered our SG&A costs compared to the fourth quarter of 2005.”

The results conference call will take place at 11:00 a.m. EDT on Tuesday, May 16, 2006. Anyone interested in participating should call 1-800-811-7286 if calling within the United States or 1-913-981-4902 if calling internationally approximately 5 to 10 minutes prior to 11:00 a.m.

This call is being webcast by ViaVid Broadcasting and can be accessed at Tri-S Security’s website under the Investors page at http://www.trissecurity.com. The webcast may also be accessed at ViaVid’s website at http://www.viavid.net. The webcast can be accessed through August 15, 2006 on either site. To access the webcast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player, please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp

About Tri-S Security Corp.

Based in Atlanta, GA, Tri-S Security Corp. (NASDAQ: TRIS) is a provider of security services and equipment for government and private entities spanning a wide range of industries. Security services include uniformed guards, electronic monitoring systems, personnel protection, access control, crowd control and the prevention of sabotage, terrorist and criminal activities. As a leading aggregator of elite security companies, Tri-S Security is designed to build a strong enterprise in which to service a unique customer base that ensures America’s safety at home and work. Tri-S Security assumes responsibility for the marketing, infrastructure and overall operational performance for its subsidiaries. Tri-S Security’s management leverages highly trained government officers, experienced industry leaders, proven financial executives and infrastructure experts to consolidate the fragmented security industry into one efficient and effective security force.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Federal securities laws. Forward-looking statements are commonly identified by such terms and phrases as “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “projects” and other terms with similar meaning indicating potential impact on our business. Although we believe that the assumptions upon which such forward looking statements are based are reasonable, we can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from our projections and expectations are disclosed in our filings with the Securities and Exchange Commission, including the “Risk Factors” section set forth in our Annual Report on Form 10-K for the year ended December 31, 2005. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to their underlying assumptions. We do not undertake to publicly update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise. You may obtain and review our filings with the Securities and Exchange Commissions by visiting http://www.sec.gov.

Tri-S Security Corporation and Subsidiary

Statements of Operations

Unaudited

(In thousands, except per share data)

	Three Months	Three Months
	Ended	Ended
	March 31, 2006	March 31, 2005

Revenues	$17,373	$7,979

Cost of revenues:
Direct labor	10,571	4,216
Indirect labor and other contract support costs	4,391	3,320
Amortization of government contracts	412	95
	15,374	7,631

Gross profit	1,999	348

Selling, general and administrative	2,990	678
Amortization of intangible assets	231
	3,221	678

Operating income (loss)	(1,222)	(330)

Income from investment in Army Fleet Support, LLC, net	276	634

Other income (expense):
Interest income	7	12
Interest expense	(1,082)	(315)
Interest on series C redeemable preferred stock	(75)	(75)
Other income	84	—
	(1,066)	(378)

Loss before income taxes	(2,012)	(74)

Income tax benefit	(747)	(28)
Net loss	$(1,265)	$(46)

Basic and diluted net income (loss) per common share	$(0.38)	$(0.02)
Basic and diluted weighted average number of common shares	3,349	2,358

Tri-S Security Corporation and Subsidiary

Balance Sheets

Unaudited

(In thousands, except per share data)

	March 31, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$245	$463
Trade accounts receivable, net	10,022	10,988
Income taxe receivable	321	20
Note receivable - officer	102	102
Prepaid expenses and other assets	1,307	982
Total current assets	11,997	12,555

Property and equipment, less accumulated depreciation	1,384	1,467
Investment in joint venture	8,974	8,698
Goodwill	15,615	15,615
Intangibles
Customer contracts	5,578	5,990
Deferred loan costs	1,639	1,756
Other	1,195	1,264
Total assets	$46,382	$47,345

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Trade accounts payable	$1,407	$1,199
Accrued interest expense	175	100
Accrued expenses	4,430	5,690
Factoring facility	9,008	7,191
Series C preferred stock subject to mandatory redemption	6,000	—
Term loans	4,821	275
Total current liabilities	25,841	14,455

Other liabilities:
10% converrtible notes	6,379	6,300
Deferred income taxes	4,622	5,069
Term loans	—	4,817
Long term debt	270	270
Series C preferred stock subject to mandatory redemption		6,000
	11,271	22,456

Total liabilities	37,112	36,911

Stockholders’ equity (deficit):
Common stock, $0.001 par value, 25,000,000 shares authorized, 3,369,117 and 3,338,700 shares issued and outstanding at March 31, 2006 and December 31, 2005, respectively	3	3
Additional paid-in capital	13,850	13,749
Retained deficit	(4,583)	(3,318)
Total stockholders’ equity	9,270	10,434

Total liabilities and stockholders’ equity	$46,382	$47,345

Tri-S Security Corporation and Subsidiary

Statements of Cash Flows

Unaudited

(In thousands)

	Three Months	Three Months
	Ended	Ended
	March 31, 2006	March 31, 2005

Cash flow from operating activities:
Net income (loss)	$(1,265)	$(46)
Adjustments to reconcile net loss to net cash used by operating activities:
Income from investment in Army Fleet Services, LLC, net	(276)	(634)
Depreciation and amortization	711	194
Deferred income tax benefits	(447)	(41)
Non-cash employee stock option expense	55	—
Non-cash interest expense	118	—
Changes in operating assets and liabilities:
Trade accounts receivable, net	966	530
Prepaid expenses and other assets	(236)	(796)
Trade accounts payable	208	(212)
Accrued liabilities	(1,185)	309
Income taxes payable	(301)	8
Net cash used by operating activities	(1,652)	(688)

Cash flow from investing activities:
Proceeds from disposal of property and equipment	16	—
Proceeds from investment in Army Fleet Services, LLC, net	—	400
Net cash provided by investing activities	16	400

Cash flow from financing activities:
Proceeds of factoring facility	1,817	—
Repayments of term loans	(271)	—
Deferred financing costs	(46)	—
Proceeds from initial public offering	—	11,079
Repayments of short-term notes	—	(9,062)
Repayments of capital lease obligations	—	(24)
Deferred initial public offering costs	(82)	(165)
Net cash provided by financing activities	1,418	1,828

Net increase (decrease) in cash and cash equivalents	(218)	1,540
Cash and cash equivalents at beginning of period	463	313
Cash and cash equivalents at end of period	$245	$1,853

Supplemental disclosures of cash flow information:
Interest paid	$1,024	$931
Income taxes paid	$3	$6

Definitions of Non-GAAP Financial

We provide financial measures generated using generally accepted accounting principles (“GAAP”) and using adjustments to GAAP (“Non-GAAP”). Management believes these financial measures are useful to the investment community because they reflect conventions or standard measures of liquidity, profitability or performance commonly used in the security services industry for comparability purposes. In addition, the management of Tri-S Security uses EBITDA, as adjusted, as a measurement of the operating performance of the business.

In this release, we use the Non-GAAP financial measure, EBITDA, as adjusted. EBITDA, as adjusted, is calculated as earnings before interest; taxes; depreciation and amortization; income from joint venture, net; non-cash stock-based compensation; and other income/expense. A reconciliation of EBITDA, as adjusted to net loss for the three month periods ended December 31, 2005 and March 31, 2006 is attached to this press release.

	Three Months Ended	Three Months Ended
	December 31, 2005	March 31, 2006

Net Income	$(1,926)	$(1,265)

Adjustments:
Income tax expense (benefit)	(1,199)	(747)
Interest income	(9)	(7)
Interest expense	840	1,082
Interest on preferred stock subject to mandatory redemption	75	75
Other income/(expense)	266	(84)
Income from joint venture, net	(326)	(276)
Amortization of intangible assets	279	231
Amortization of customer contracts	402	412
Depreciation	18	67
Non-cash stock based compensation		55
EBITDA, as adjusted	$(1,580)	$(457)

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Media Contact:

     Tri-S Security Corp.

     Ginger Lightburn, 678-808-1540, x 111

     gingerlightburn@trissecurity.com

Or

Investors:

     Alliance Advisors, LLC

     Alan Sheinwald, 914-244-0062

     asheinwald@allianceadvisors.net